U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         (Last) Kristul   Family LLC                      (First)      (Middle)
         (Street) 301 Junipero Serra Blvd., Ste. 270
         (City)   San Francisco     (State)  CA                (Zip)    94127

2.       Date of Event Requiring Statement (Month/Day/Year)      June 24, 1998

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Issuer Name and Ticker or Trading Symbol             TFN

5.       Relationship of Reporting Person to Issuer

           (Check all applicable)

         (   )    Director                      ( X )    10% Owner
         (   )    Officer (give title below)    (   )    Other (specify below)


6.       If Amendment, Date of Original  (Month/Year)

7.       Individual or Joint/Group Filing    (Check applicable line)

         ( x )    Form Filed by One Reporting Person

         (   )    Form Filed by More than One Reporting Person

                           Table I  -- Non-Derivative Securities Beneficially Owned

1.   Title of Security                  2.  Amount of Securities           3.  Ownership Form:            4.  Nature of Indirect
     (Instr. 4 )                            Beneficially Owned                 Direct (D) or Indirect (I)     Beneficial Ownership
                                            (Instr. 4)                         (Instr.  5)
      Common Stock                           2,468,750                                   D

 *       If the Form is filed by more than one Reporting Person, see
Instruction 5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                             Table II -- Derivative Securities Beneficially
                        Owned (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of       4. Conver-  5. Owner-    6.  Nature of Indirect
   (Instr.  4)                       cisable and     Securities Underlying        sion or     ship          Beneficial Ownership
                                     Expiration      Derivative Security          Exercise    Form of       (Instr. 5)
                                     Date            (Instr.  4)                  Price of    Deriv-
                                     (Month/Day/                                  Deriv-      ative
                                     Year)                                        ative       Security:
                                                                   Amount         Security    Direct
                                     Date     Expir-               or                         (D) or
                                     Exer-    tion      Title      Number                     Indirect
                                     cisable  Date                 of                         (I)
                                                                   Shares                     (Instr. 5)


Explanation of Responses:


/s/ Joseph Kristul, Manager                   July 26, 1998
         **Signature of Reporting {Person)    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

         See 18 U.S.C.     1001 and 15 U.S.C.    78(ff)(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

         Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b) (4) of Regulation S-T.